EXHIBIT 99.1

SAB BIO Announces Oversubscribed $175 Million Private Placement

Participation from strategic investor Sanofi, along with new investors RA Capital Management, Commodore Capital, Vivo Capital, Blackstone Multi-Asset Investing, Spruce Street Capital, Forge Life Science Partners and Woodline Partners LP, and existing investors Sessa Capital, the T1D Fund, and ATW Partners

Proceeds expected to fully fund completion of pivotal Phase 2b SAFEGUARD study evaluating SAB-142 for delaying progression of autoimmune T1D in newly diagnosed T1D patients (Stage 3)

Company expects proceeds to extend cash runway into the middle of 2028

Potential for up to an additional $284 million of gross proceeds if milestone-based warrants exercised in full

MIAMI, July 21, 2025 – SAB BIO (Nasdaq: SABS), (“SAB BIO” or the “Company”), a clinical-stage biopharmaceutical company with a novel immunotherapy platform that is developing human anti-thymocyte immunoglobulin (hIgG) for delaying progression of autoimmune type 1 diabetes (T1D) in newly diagnosed autoimmune T1D patients, today announced that it has entered into a securities purchase agreement (the “Agreement”) with certain accredited and institutional investors to raise $175 million upfront in gross proceeds in an oversubscribed private placement financing.

The private placement included participation from strategic investor Sanofi, along with new investors RA Capital Management, Commodore Capital, Vivo Capital, Blackstone Multi-Asset Investing, Spruce Street Capital, Forge Life Science Partners and Woodline Partners LP, and existing investors Sessa Capital, the T1D Fund, and ATW Partners.

Pursuant to the terms of the Agreement, SAB BIO will issue an aggregate of up to 1,000,000 shares of the Company’s Series B nonvoting convertible preferred stock, which are convertible into up to an aggregate of 100,000,000 shares of the Company’s common stock at a conversion price of $1.75 per share. In addition, the Company will issue warrants to purchase up to an aggregate of 1,500,000 shares of the Company’s Series B preferred stock, for up to an additional $284 million of gross proceeds if exercised in full. The private placement is expected to close on or about July 22, 2025 subject to customary closing conditions. Further information regarding the private placement can be found in the Company’s filings with the Securities and Exchange Commission, including a current report on Form 8-K which is expected to be filed on or about July 21, 2025.

SAB BIO intends to use the net proceeds from the private placement to fully fund the Phase 2b SAFEGUARD study of SAB-142 in Stage 3 autoimmune T1D, and for working capital and general corporate purposes. The proceeds from the private placement combined with the Company’s current cash and cash equivalents are expected to extend its cash runway into the middle of 2028.

Leerink Partners is acting as lead placement agent for the private placement. UBS Investment Bank, Chardan and Oppenheimer & Co. are acting as joint placement agents.

The securities to be issued in the financing described above are being offered in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common shares, nor shall there be any sale of the common shares in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About SAB BIO

SAB BIO is a clinical-stage biopharmaceutical company focused on developing human, multi-specific, high-potency immunoglobulins (IgGs), without the need for human donors or convalescent plasma, to treat and prevent immune and autoimmune disorders. The Company’s lead asset, SAB-142, targets autoimmune T1D with a disease-modifying therapeutic approach that aims to change the T1D treatment paradigm by delaying onset and potentially preventing disease progression. Using advanced genetic engineering and antibody science to develop Transchromosomic (Tc) Bovine™, the only transgenic animal with a human artificial chromosome, SAB BIO’s drug development production system is able to generate a diverse repertoire of specifically targeted, high-potency, human IgGs that can address a wide range of serious unmet needs in human diseases without the need for convalescent plasma or human donors.

Forward-Looking Statements

Certain statements made in this current report that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “to be,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, including statements about the Company’s expectations regarding the completion, timing and size of the private placement, the potential exercise of warrants in the private placement, the Company’s expected cash runway, the intended use of the net proceeds, and the development and clinical trial results of the Company’s T1D program and other discovery programs.

These statements are based on the current expectations of SAB BIO and are not predictions of actual performance, and are not intended to serve as, and must not be relied on, by any investor as a guarantee, prediction, definitive statement, or an assurance, of fact or probability. These statements are only current predictions or expectations, and are subject to known and unknown risks, uncertainties and other factors which may be beyond our control. Actual events and circumstances are difficult or impossible to predict, and these risks and uncertainties may cause our or our industry’s results, performance, or achievements to be materially different from those anticipated by these forward-looking statements. A further description of risks and uncertainties can be found in the sections captioned “Risk Factors” in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, as may be amended or supplemented from time to time, and other filings with or submissions to, the U.S. Securities and Exchange Commission, which are available at https://www.sec.gov/. Except as otherwise required by law, SAB BIO disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events, or circumstances or otherwise.

CONTACTS

Media Relations:

Kaelan Hollon,

Vice President of Communications
khollon@sab.bio

Investor Relations:
Kevin Gardner
LifeSci Advisors
kgardner@lifesciadvisors.com